Exhibit 99.1

OPENWAVE COMPLETES ACQUISITION OF CILYS

REDWOOD CITY, Calif. - February 2, 2005, Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, today announced the completion of the previously announced acquisition of Cilys, a Canadian wireless telecommunications software infrastructure vendor located in Trois-Rivières and Montreal. Openwave plans to continue to develop and market Cilys’ allgo*mobile in combination with Openwave’s client and server product offerings.

“We are pleased to welcome the Cilys team to Openwave,” said Paul Anderson, vice president and general manager of Openwave’s mobile infrastructure products. “Wireless operators are investing in optimization technology to increase the speed of their data services on their 2.5G and 3G networks. The allgo*mobile solutions help operators improve the user experience for a complete range of mobile data services across a variety of devices and networks. As a result operators can accelerate the adoption and usage of data services. “

Cilys’ optimization technology, which increases speeds for accessing mobile data services and compresses the amount of data sent over 2.5 and 3G networks, improves the performance of mass market mobile phones, smart phones, PDAs and portable computers. Operators can also generate capital expenditure savings by reducing the need for spectrum and investment in network infrastructure. Subscribers will experience major speed improvements when browsing, emailing, messaging and downloading content such as email, games, music and ringtones.

Financial Terms

Openwave acquired all outstanding shares of Cilys for a total purchase price of approximately US $10 million. The purchase price paid included a mixture of approximately 50 percent cash and 50 percent stock.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave’s breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

About Cilys

Founded in July 2000, Cilys is a Canadian company, privately owned and venture capital funded. Headquarters are located in Trois-Rivières, Quebec, with operations in Montreal, Stockholm and Geneva. Over the course of its first years, the company successfully developed innovative resources conscious optimization technologies, carving out and leading the development of mass-market wireless data optimization. In the fourth quarter of 2003, Cilys brought to market the first network-layer-based wireless optimization technology designed to unlock speed from the IP core of wireless packet data networks. For more information please visit www.cilys.com

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Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements including Openwave’s expectations plans or prospects. These are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to successfully integrate Cilys and Openwave businesses from an operational and customer perspective; the ability to take Cilys’ business from a mainly research and development phase and initial customer deployments to increased licensing and revenue; (b) the ability to retain key employees in the integrated business; (c) the ability to acquire additional companies and technologies and integrate such acquisitions; (d) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (e) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (f) the ability to successfully partner with other companies; (g) increased global competition; (h) technological changes and developments; and (i) general risks of the Internet and wireless and wireline telecommunications sectors.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Quarterly Report on Form 10-Q for the fiscal year September 30, 2004, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s Web site at www.openwave.com. The Company assumes no obligation to update the forward-looking statements included in this document.

For more information please contact:

Openwave Systems Inc.

Michele Landry

650-480-4622

Openwave (Europe) Ltd.

Hannah Newton

+44 7767 657 716

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